Exhibit 99.1

           NEWS RELEASE

For Release: Tuesday, October 21, 2014, 3:05pm Central Time	Contact:	Vascular Solutions, Inc.
Phil Nalbone, VP
PNalbone@vasc.com
(763) 656-4371

VASCULAR SOLUTIONS REPORTS THIRD QUARTER RESULTS

-	Record quarterly revenues increase 14% to $31.9 million, exceeding the top end of guidance
-	GAAP EPS of $0.15, including the impact of a non-cash deferred tax asset adjustment that reduced earnings by $0.05
-	Raising 2014 revenue guidance to a range of $125 million to $126 million, representing growth of 14% at new midpoint
-	Revising 2014 GAAP EPS guidance to a range of $0.65-$0.67, reflecting the Q3 non-cash tax adjustment and elevated legal expenses

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the third quarter ended September 30, 2014. Net revenue increased 14% to a record quarterly level of $31.9 million from $28.0 million in the third quarter of 2013. The company’s revenue guidance range for the third quarter was $30.5 million to $31.5 million.

U.S. product sales increased 12% to $26.6 million compared to $23.8 million in the year-ago third quarter, while international product sales increased 27% to $5.2 million compared to $4.1 million in the year-ago third quarter.

Gross margin was 67.8% compared to 67.2% in the year-earlier third quarter. The increase was due mainly to a growth in sales of higher-margin products, including the GuideLiner® catheter. For the fourth quarter, Vascular Solutions expects gross margin to be in a range of 66.5% to 67.5%.

Operating income in the third quarter was $5.2 million, representing an operating margin of 16.3%, compared to the year-ago third quarter operating income of $4.0 million and operating margin of 14.4%. Operating income in the most recent third quarter included approximately $1.8 million of legal fees, exceeding guidance by $0.8 million, reflecting the previously-announced conclusion of the Boston Scientific patent litigation, the previously-announced U.S. Attorney investigation regarding the Vari-Lase® Short Kit, and an arbitration proceeding with a former distributor that was conducted in September.

On a GAAP basis, EPS in the third quarter was $0.15, compared to $0.16 in the third quarter of 2013. During the third quarter of 2014, the company recorded a non-cash tax expense of $867,000, or $0.05 per share, as an adjustment to its deferred tax assets due to a change in apportionment rules which impacted the State of Minnesota research & development tax credits and net operating losses that resulted in a determination that the tax credits likely will not be utilized prior to expiration.  The company’s EPS guidance for the third quarter was $0.19-$0.20, which did not include the tax adjustment.

“The underlying trends in Vascular Solutions’ business remain very healthy, and during the third quarter we once again delivered solid double-digit revenue growth and achieved a new record level of quarterly revenues,” said Howard Root, Chief Executive Officer of Vascular Solutions.  “We expect 2014 to be our 11th consecutive year of double-digit revenue growth as we continue to sustain our pace of new product innovation and invest heavily for our future growth. Our business model has significant operating leverage, although that leverage currently is being limited by the substantial legal expenses we have incurred in response to the criminal investigation by the U.S. Attorney’s Office in San Antonio into our Vari-Lase® Short Kit product as described below.”

Third Quarter Revenue by Product Line

Catheter Products. Sales of catheter products, the company’s largest product line, increased 18% during the third quarter to $21.1 million compared to $18.0 million in the third quarter of 2013.

Within the catheter products category, sales of the GuideLiner catheter were $7.8 million during the third quarter, an increase of 50% from the $5.2 million in the year-ago third quarter. “GuideLiner continued its rapid pace of market adoption, including 40% growth in the U.S. during the third quarter despite the return to the market in April of the only competing guide extension catheter,” Mr. Root said. “Outside the U.S., our GuideLiner revenues grew 78%, reflecting continued strong uptake in Japan where GuideLiner was launched in January. But even without the contribution from Japan, our third quarter international GuideLiner revenue grew by a very strong 43%, reflecting continued adoption of our pioneering rapid exchange guide extension technique for complex interventions.”

Other catheter products that contributed significantly to the year-over-year sales increase in the third quarter were the Guardian® hemostat valve and related Flamingo™ inflation device, which grew 44%; the Langston® dual-lumen catheters, which grew 37%; the SuperCross™ microcatheters, which grew 27%; and the TwinPass® dual access catheters, which grew 25%. Third quarter sales of Pronto® aspiration catheters were $4.4 million, a decline of 13% from the year-earlier quarter, reflecting ongoing heavy price competition in the mature market for aspiration catheters.

Hemostat Products. Sales of hemostat products (mainly consisting of D-Stat® Dry, D-Stat Flowable, and radial products) were $6.1 million in the third quarter, an increase of 2% from $6.0 million in the year-ago quarter. Growth in this category was driven by sales of the Vasc™ Band radial hemostat device and the Accumed™ wrist positioning splint for radial catheterizations. These two products combined contributed just over $1.2 million in sales during the third quarter, representing an increase of more than 41% from the year-ago quarter.

Vein Products and Services. In the vein products and services category, third quarter net revenues increased 14% to $4.5 million from $4.0 million in the year-ago quarter. Vein product revenue during the third quarter included $2.5 million from reprocessing for ClosureFAST® radiofrequency catheters, an increase of 22% compared to $2.1 million in the year-ago third quarter and an increase of 25% on a sequential basis from the $2.0 million in the second quarter of 2014.

Vari-Lase Short Kit Investigation Update
As previously disclosed, over the last four years Vascular Solutions and its employees have been the subject of a criminal investigation by the U.S. Attorney’s Office in San Antonio, Texas and the Consumer Protection Branch of the Department of Justice concerning the Short Kit version of the Vari-Lase product for the treatment of varicose veins in the leg.
The allegations being investigated concern whether members of Vascular Solutions’ sales force promoted to physicians the use of the Short Kit in perforator veins, and whether company management encouraged or approved off-label promotion of the Short Kit. The since-discontinued Short Kit has never been the subject of any reported serious adverse event. Total sales of the Short Kit during the seven years it was on the U.S. market were $534,000, constituting 0.1% of Vascular Solutions’ total U.S. revenue during that period.
Vascular Solutions continues to cooperate with this investigation. The company takes the allegations seriously and is committed to attempting to resolve this matter with the government on reasonable terms, as was the case with the related civil lawsuit that was settled in July 2014. During the quarter ended September 30, 2014, the company incurred $1.8 million in legal expense, $800,000 over guidance, primarily related to the Short Kit investigation.  Based on the company’s estimate of the future path of this investigation, which is very difficult to predict, the company estimates $2 million in legal expense in the fourth quarter of 2014.

Financial Guidance

For 2014, Vascular Solutions is raising its net revenue guidance to a range of $125 million to $126 million. The mid-point of the new range represents an increase of approximately 14% from $110.5 million revenue in 2013. Previously, the company’s revenue guidance range for 2014 was $123 million to $125 million.

Due to the non-cash tax adjustment incurred in the third quarter and increased legal expenses, Vascular Solutions is revising its GAAP earnings guidance for 2014 to a range of $0.65-$0.67 per share. Included in the company’s 2014 earnings guidance are $3.9 million in non-cash stock-based compensation, $1.6 million in amortization of intangibles, between $1.4 million and $1.5 million for the U.S. medical device excise tax, and an assumed 39.9% tax rate, or 36% as adjusted for the Minnesota state tax adjustment recorded in the third quarter.

For the fourth quarter of 2014, Vascular Solutions is providing guidance for net revenue of between $32.5 million and $33.5 million, which at the mid-point represents growth of more than 13% from $29.1 million revenue in the fourth quarter of 2013. Net earnings for the fourth quarter of 2014 on a GAAP basis are projected to be between $0.16 and $0.18 per fully diluted share. The company’s net earnings guidance for the fourth quarter of 2014 includes approximately $2 million in legal expenses related to the Short Kit investigation, $850,000 in non-cash stock-based compensation, approximately $410,000 in amortization of intangibles, approximately $390,000 for the U.S. medical device excise tax, and an assumed 36% effective income tax rate.

Cash Flow and Balance Sheet Highlights

Vascular Solutions ended the third quarter of 2014 with $41.6 million in cash and cash equivalents, up from $36 million at June 30, 2014 and up from $24.1 million at the end of the third quarter a year ago. The company has no long-term debt. During the most recent quarter, the company generated $6.8 million in cash from operations and used cash of $1.5 million for capital expenditures.

“Vascular Solutions continues to have excellent operating cash flows, a strong balance sheet, good working capital flexibility, strong R&D investments to support our future growth objectives, and a commitment to expanding our revenue opportunities through tuck-in acquisitions and alliances as attractive opportunities arise,” Mr. Root said.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of the company’s web site at www.vasc.com.  An audio replay of the call will be available until Tuesday, October 28, 2014, by dialing 888-203-1112 and entering conference ID# 3896792.  A recording of the call will also be archived on the Company’s web site, www.vasc.com, until Tuesday, October 28, 2014. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Revenue:
Product revenue	$31,766	$27,926	$92,216	$81,197
License and collaboration revenue	163	83	297	230
Total revenue	31,929	28,009	92,513	81,427

Product costs and operating expenses:
Cost of goods sold	10,291	9,197	30,158	26,432
Collaboration expenses	93	32	125	41
Research and development	3,322	3,140	9,839	10,027
Clinical and regulatory	1,196	997	3,771	3,259
Sales and marketing	7,327	6,706	22,406	20,462
General and administrative	3,692	2,362	9,282	6,871
Litigation	-	812	-	812
Medical device excise taxes	385	339	1,083	995
Amortization of purchased technology and intangibles	410	404	1,234	1,162
Operating earnings	5,213	4,020	14,615	11,366

Interest expense	-	(3)	-	(9)
Foreign exchange gain/(loss)	(9)	7	(8)	(2)
Earnings before income taxes	5,204	4,024	14,607	11,355

Income tax expense	(2,634)	(1,352)	(6,033)	(3,750)
Net earnings	$2,570	$2,672	$8,574	$7,605

Net earnings per share - basic	$0.15	$0.16	$0.51	$0.47
Weighted average shares used in calculating - basic	16,871	16,451	16,827	16,299
Net earnings per share - diluted	$0.15	$0.16	$0.49	$0.45
Weighted average shares used in calculating - diluted	17,691	17,067	17,642	16,894

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2014	2013
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$41,649	$30,785
Accounts receivable, net	16,091	14,481
Inventories	15,732	14,002
Prepaid expenses and other	4,478	2,472
Current portion of deferred tax assets	6,000	6,000
Total current assets	83,950	67,740
Property, plant and equipment, net	17,616	16,187
Goodwill	10,346	10,532
Intangible assets, net	10,614	11,943
Deferred tax assets, net of current portion	594	1,739
Total assets	$123,120	$108,141

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$14,258	$11,385

Long-term deferred revenue, net of current portion	253	406
Long-term deferred tax liabilities	723	-
Total long-term liabilities	976	406

Shareholders’ equity:
Total shareholders’ equity	107,886	96,350
Total liabilities and shareholders’ equity	$123,120	$108,141

Note: Derived from the audited financial statements at that date.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of more than 80 products and services in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products and services to interventional cardiologists, interventional radiologists, electrophysiologists and vein specialists through its direct U.S. sales force and international independent distributor network.

All listed trademarks are the property of Vascular Solutions, Inc. with the exception of ClosureFAST, which is a registered trademark of Covidien LP Limited Partnership.

Safe Harbor for Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. Those statements include expectations about our future revenues, gross margin, legal expenses, non-cash stock-based compensation expense, amortization of intangibles, U.S. medical device excise tax, income tax rate, and earnings per share. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2013 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, exposure to intellectual property claims and costs of intellectual property litigation, current or future government investigations and related legal expenses, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, constraints or interruptions in production from key suppliers, doing business in international markets, the availability of third party reimbursement, the mix of our revenues between products we manufacture and sell in the United States, products we sell internationally, service reviews and sales of purchased finished goods, and actions by the FDA.

For further information, connect to www.vasc.com.

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